Exhibit 4.8

PROMISSORY NOTE

Date: December 21, 2007	US $250,000

This Promissory Note (this “Note”) is issued pursuant to that certain Letter of Intent dated September 19, 2007 entered into by and among Bonds.com Holdings, Inc. (the “Maker”) and Keating Investments, LLC (the “Holder”).

FOR VALUE RECEIVED, the Maker promises to pay to the Holder, at the offices of the Maker located at 1515 S. Federal Highway, Boca Raton FL 33432, or such other place as the Maker and the Holder shall mutually agree, the principal amount of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Principal Amount”).

1.  Principal. The Principal Amount shall be payable in lawful money of the United States on the earlier to occur of: (a) June 21, 2008 and (b) the date on which the Company consummates a public offering of equity securities of the Maker with gross proceeds to the Maker equal to or in excess of $5,000,000 (as applicable, the “Maturity Date”) and all other terms hereof, with interest on such amount at the rate calculated in the manner and payable at the times specified in this Note.

2.  Interest. The Principal Amount remaining from time to time unpaid and outstanding shall bear interest (unless otherwise provided in Section 2 above) at 10% per annum, compounded semi-annually, and shall accrue and be payable upon Maturity Date of the Note.

4.  Default. In the event that the outstanding Principal Amount and accumulated interest is not paid in full on or prior to the Maturity Date, notwithstanding the provisions of Section 2, the interest rate shall be increased following such Maturity Date to the rate of 16% per annum (or the maximum permitted under applicable law, if less).

5. Payment in Equity. Notwithstanding anything contained herein to the contrary, the Maker shall have a right, at its election to pay all outstanding Principal Amounts and accumulated interest in shares of Common Stock. The conversion price shall be equal to 75% of the then current market price of such Common Stock.

6. Prepayment. The Maker shall have the right and privilege of prepaying the whole or any portion of the principal amount of this Note at any time or times without notice, penalty or bonus.

5.  Miscellaneous.

(a) The failure of either party to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or any other right in that or any subsequent instance in connection with the delivery, acceptance, performance or enforcement of this Note;

(b) This Note shall be binding on the successors and assigns of Maker.

(c) This Note is not negotiable and may not be transferred by Maker without Holder’s express prior written consent.

(d) This Note and the rights and obligations of Maker hereunder shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in Florida without regard to principles of conflicts of law; and

(e) This Note may not be modified or amended except in writing signed by the Maker and the Holder.

(f) The parties waive presentment, demand, protest and notices of any kind in connection with the enforcement of this Note.

(g) The rights and remedies herein reserved to any party shall be cumulative and in addition to any other or further rights and remedies available at law or in equity. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder. The waiver by any party hereto of any breach of any provision of this Note shall not be deemed to be a waiver of the breach of any other provision or any subsequent breach of the same provision.

(h) In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof, but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal or unenforceable.

IN WITNESS WHEREOF Maker has caused this Note to be executed as an instrument under seal by its duly authorized officers.

Bonds.com Holdings, Inc.

/s/ John Barry IV
By: John Barry IV Title: CEO